Exhibit 99.1

For Immediate Release

February 10, 2004

Pure Fishing® Announces the Purchase

of Stren® Fishing Lines

SPIRIT LAKE, IOWA, FEBRUARY 10, 2004—Pure Fishing announced that it has purchased the fishing related assets of Remington® Arms Company, Inc., including the popular Stren brand, effective February 10, 2004.

Purchase of the Stren fishing business, headquartered in Madison, North Carolina, includes both U.S. and International operations.

Adding the Stren brand to its lineup of fishing tackle products is consistent with the strategy Pure Fishing has pursued over the last fifteen years bringing together ever popular brands and companies that have defined fishing tackle for the world’s 125 million anglers and improving these products and expanding their sales. Brands Pure Fishing has acquired include Abu Garcia®, the original baitcast reel; Mitchell®, the world’s first spinning reel; Fenwick®, the inventor of graphite fishing rods; Johnson®, among the first spincast reels; Spider®, one of the first superlines; and SevenStrand®, a longstanding leader and innovator in saltwater lures.

Tom Bedell, Chairman of the Board of Pure Fishing, stated, “At Pure Fishing we are passionate about advancing the performance and value of fishing tackle to help anglers have even more fun catching more fish. Stren has been a pioneer in new fishing line technology for decades. Combining the Stren brand with our already strong capabilities in product innovation will further advance the performance we can deliver to anglers. The strategic fit is excellent, as we bring enhanced efficiency to the market place in terms of sourcing, manufacturing, servicing, merchandising, and shipping. We will be able to deliver better performing products at a better value to anglers worldwide. That is the magic in the whole Stren acquisition. Being able to deliver exceptional consumer value.”

Mr. Bedell went on to state, “Fishing is America’s third most popular outdoor recreational activity. Only walking and swimming have greater participation. Our company slogan “Live to Fish” is more than a business geared towards a popular activity. It’s everything we are. Our passions. Our goals. Our dreams. All that we do is centered on fishing. Pure Fishing’s mission of Building the World’s Best Fishing Tackle Company represents a total commitment to the future of fishing and with the acquisition of Stren that commitment has never been stronger.”

Tommy Milner, President and Chief Executive Officer of Remington Arms Company, Inc. stated “The divestiture of the Stren brand is consistent with Remington’s focus on its core businesses of hunting, shooting sports, and law enforcement and military markets. This transaction provides Remington with significant flexibility to pursue a number of strategic alternatives in these markets and gives Pure Fishing a dynamic brand to add to their fishing tackle portfolio.”

Pure Fishing has followed a long tradition of continual growth established by the company’s founder, former Congressman Berkley Bedell, back in 1937. Recent growth, under the leadership of Tom Bedell, the founder’s son, has accelerated. Growth over the past decade has come as a result of acquisitions, new business start-ups, and the introduction of innovative products.

Pure Fishing has established a transition team to manage the process of maximizing synergies, integrating systems and programs, as well as consolidating Stren fishing operations from Madison, North Carolina, into Pure Fishing headquarters located in Spirit Lake, Iowa.

For more information on Pure Fishing call 1.877.777.3850 or visit any of the Pure Fishing websites at www.abugarcia.com, www.berkley-fishing.com, www.fenwickfishing.com, www.johnsonfishing.com, www.fishmitchell.com, www.spiderwire.com, www.purefishing.com

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